Exhibit 99.2

MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Applied Micro Circuits First Quarter 2009 Earnings Results Conference. As a reminder, today’s conference is being recorded.
Now, for opening remarks and introductions, I would like to turn the conference over to Mr. Bob Gargus, Chief Financial Officer. Please go ahead sir.
Robert G. Gargus, Senior Vice President and Chief Financial Officer

Good afternoon, everyone and thank you for joining today’s conference call. On the call today with me is Kambiz Hooshmand, our President and CEO.
Before turning the call over to Kambiz, I want to remind you that the forward-looking statements discussed on this call, including guidance that we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets, are based on the limited information available to us today. That information is likely to change.
There are numerous risk and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing, the impact of workforce reductions and the integration of new or moved operations, risks relating to macroeconomic conditions, markets and other risks that are set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2008. Our actual results may differ materially from these forward-looking statements, and AMCC assumes no obligation to update forward-looking statements made on this call.
I want to point out that AMCC has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the company.
With that, I’m going to turn the call over to Kambiz. Kambiz?
Kambiz Hooshmand, Chief Executive Officer and President

Thanks, Bob, and good afternoon everyone. Shortly I will give you our vision and perspective of the business fundamentals and then Bob will discuss the financials in detail.
Today I am pleased to share with you two strategically important additions to our senior leadership team. We announced the appointment of Dr. Paramesh Gopi as our Senior Vice President and Chief Operating Officer. Paramesh joined us from Marvell Technologies, where he was Vice President and General Manager of the Embedded and Emerging Business Unit. While at Marvell he built a multi-hundred million dollar revenue stream in consumer, wireless and embedded applications. He was also primarily responsible for Marvell’s vertical market strategy. At AMCC, Paramesh will focus on market strategy, product strategy, product development and business development.
I will focus on company stakeholders, including investors, customers and employees. My top priorities will be company vision, corporate strategy and AMCC’s worldwide growth and positioning.
I am also pleased to announce the appointment of Hector Berardi as Vice President of Operations. Hector comes to AMCC with over 20 years of experience in manufacturing operations and quality in the technology sector. He holds a Bachelor of Science in Electrical Engineering and an MBA from Santa Clara University.
During the May earnings call, we pointed out that we entered the June quarter with a record backlog. We guided for revenues to be up 2 to 4% sequentially. I am pleased to announce that we delivered 3.5% sequential revenue growth.
As we announced recently, AMCC has received an award from Corporate Legal Exchange for our intellectual property management practice. This award validates our truly best-in-class IP management process that we embarked upon about 1.5 years ago. This program is intended to proactively manage valuable IP creation, enabling AMCC to generate leading edge products while at the same time, enabling us to monetize our IP.
Building on this program, as we recently announced, we evaluated our existing patents and were successful in selling some non-core patents for a total of $33 million, spread over the next three years.
Even more importantly, we expect this new best-in-class IP program to begin to generate new revenue streams in the next two to three years. Therefore, I emphasize that we expect IP revenues to be a permanent addition to our revenue portfolio.
Now, let me crystallize our vision for you. Internet bandwidth continues to grow at a torrid pace, 50% to 150% annually. As this trend continues for the next several years, the Internet data center and the carrier central office will go through a massive upgrade cycle. 10 gig Ethernet followed by 100 gig will be the collapsed infrastructure over which all services will be transported.
Packet processing will be required at every node in the network from the home to the office to the Internet’s core, and storage attached to the Internet will grow ten-fold each year.
This means:
•	10 gig Ethernet physical technologies, especially, SFP+ will grow actively.

•	10 gig Ethernet moves in the wide area network, and OTN replaces older voice centric technologies like SONET.

•	Packet processing and traffic management will be required at every node.

•	Serial storage, specifically SATA and SAS, replaced older and more expensive parallel technologies in the Internet data center.

•	And finally, energy costs, power dissipation and cooling considerations become a huge factor in the architecture of the next generation Internet data center.
AMCC is a proven technology and market leader in each of these categories. I will point out multiple examples of this throughout our prepared market remarks today. So I emphasize that AMCC will grow as these trends take hold.
Now let’s go into each of the product sections, starting with transport.
10 gig optical port shipments are expected to begin growing rapidly in 2009 as smaller form factor SFP+ transceivers are deployed and costs per port decline. SFP+ also allows for much higher density 10 gig line cards.
During the quarter our 10 gig data center initiative received a significant boost. Our SFP+ design was qualified at a major OEM where we edged out a competitor. This has put us in a strong position for multiple SFP+ design wins at this OEM. We have a superior optical compensation, also known as EDC, and noise cancellation technology and it has been validated by a key OEM. This endorsement has also elevated our position in a number of other accounts. For example, at a major storage opportunity, we now have the lead position for SFP+ designs.

During the June quarter, we also saw large sequential growth in our 10 gig X2 module business. Another important accomplishment during the quarter was that our 10 gig Ethernet data center products performed well in an IEEE standard sponsored plugfest for backplane 10GBASE-KR applications, as well as 10GBASE-SR/LR.
As we stressed in prior calls, we also expect good growth in 10GBASE-KR backplane applications, where we have secured key design wins. As the data rates increase in the next generation data center and carrier central office, we expect 10 gig followed by 100 gig to dominate backplane designs, where we have excellent traction.
Our previously announced PEMAQUID product with its industry leading Forward Error Correction, commonly called FEC, and integrated 10 gig I/O is still registering high value design wins for AMCC. The strength of this product has been evident in its widespread acceptance in the market. This past quarter we announced interoperability of PEMAQUID with Marvell’s Prestera switch via a hardware platform that demonstrated Metro-Ethernet applications and OTN capability. Additionally, we also successfully achieved interoperability with Menara Networks’ 300-pin optical module, further illustrating the strength of AMCC’s OTN product line.
Finally, BTI Systems, a leading provider of Packet Optical Edge solutions chose AMCC’s transport products for their next generation carrier Ethernet WDM solutions.
As I mentioned before, there is a fundamental shift that is happening from legacy SONET networks to the next generation OTN networks which are optimized for carrying Ethernet traffic. As Ethernet extends out from the data center into the wide area network, OTN becomes much more critical at the transport layer where AMCC is the best positioned to take advantage of this trend.
Our PEMAQUID design win traction is a testament to our leadership position, and I expect it to provide AMCC with the next growth phase along with 10 gig in the data center.
Overall, transport revenue declined 2% sequentially in the June quarter. This was due to slight declines in the service provider space. This past quarter the decline was primarily the result of supply constraints. These supply constraints are related to packaging and tests where we have a large supplier who had lengthened lead times by approximately 3 weeks. This issue relates to flip-chip capacity. This issue is being addressed and we do not anticipate problems moving forward.
Moving on to the processor business, the processor business grew 10% sequentially in the June quarter. The growth was broad based driven by strong product shipments into the wireless and wired packet processing applications.
In the June quarter we announced two high performance embedded PowerPC products, the 460SX and the 460GTx. The 460SX doubles the throughput of our previous generation storage processor, the 440SPe. The 460SX is a storage processor that integrates a 1.2 gigahertz 460 core second generation PCI Express connectivity and a specialized set of storage processing accelerators.
The 460SX is specifically designed to meet the requirements of 6 gig SAS and 8 gig Fiber Channel based environment, for both server direct-attached and external storage applications. The 460GTx combines a 1.4 gigahertz 460 core with second generation PCI Express interfaces, high speed DDR2 memory interfaces and quad gigabit Ethernet ports.
The 460GTx is a higher performance counterpart to AMCC’s 460GT processor and offers a significant performance boost while delivering below 10 watt power dissipation.
As I mentioned before, energy costs, heat dissipation and cooling issues are forcing new designs where power is the most important consideration. Our low power dissipation at the gigahertz frequency range continues to distinguish us from our competitors and is leading to accelerating designs.
Today our PowerPC revenue continues to be driven by the 405 family and our mid-range 440 family of products. The 405 family continues to win designs in many networking and pervasive applications. Our mid-range processors, the 440 and 460 families are getting strong traction in switching, routing, wireless infrastructure and printing applications. Our 405 and 440 design wins are ramping in production while our new 460 based products are enabling us to win new designs.
The 460EX aimed at the imaging market and the 460GT aimed at the networking market, were first sampled to customers in December of last year. Demand for evaluation kits for these devices continues to grow, as they chalk up significant design wins in a diverse set of applications.
In just four quarters, our processor business has rebounded from the June 2007 low, by almost 76%. Overall, I am very pleased with the strength of our processor business.
Now turning to storage, during the June quarter, we introduced our entry level 4-port SAS controller and we continue to increase our traction. Total SAS unit volume grew 67% sequentially. In the next generation internet data center serial technologies SAS and SATA will play a dominant role. We continue to be a number one in the channel for SAS and SATA RAID controllers.
AMCC is one of only two companies that has the necessary IP elements to succeed in this market, namely:
•	advanced ASICs,

•	mature RAID code

•	and management software and board-level integration.
This positions us very well.
Overall the storage business was down slightly about 1% over the prior quarter. The core fundamentals of the business remain strong. Unit volume grew 4% in our most competitive quarter to date. The increasingly competitive landscape contributed to a slightly declining June quarter ASP’s.
During the quarter, we took various channel and pricing initiatives, bur right now we do see a build up in the RAID channel inventories. We expect to burn this off during the September quarter and therefore would expect the storage business to decline 3 to 6%.
On the distribution front, as expected, Ingram Micro’s first full quarter’s contribution to storage revenue was strong. We expect this contribution to increase as we transfer more product knowledge and participate in collaborative programs.
With that, let me turn the call over to Bob to go over the numbers. Bob?
Robert G. Gargus, Senior Vice President and Chief Financial Officer

Thanks, Kambiz. First quarter revenues were 74.1 million, up 2.5 million or 4% compared to the prior quarter, and up 48% from the same quarter a year ago. Processor revenues were 33.9 million, transport revenues were 27.3 million and storage revenues were 12.9 million.
Sales to North America accounted for 41% of total revenue, sales to Europe contributed 19% and sales to Asia contributed 40%. No single direct customer represented 10% or more of the June quarter revenues.
Turning to the P&L, our first quarter non-GAAP net income was 7.7 million or $0.12 per share compared to the non-GAAP net income of 6 million and $0.09 per share for the prior quarter. Our non-GAAP net operating margin, as a percentage of revenue, was 8% compared to 5.5% for the prior quarter.

The June quarter non-GAAP gross margin was 58.1%, up approximately 250 basis points from the prior quarter, and is the result primarily of product mix and the resolution of one-time manufacturing issues, we mentioned last quarter.
Looking forward to the September quarter, we are expecting that gross margins without IP revenues will be around 57.5%.
Non-GAAP operating expenses were $37.1 million, compared to our guidance of $36.5 to $37.0 million. This is a sequential increase of $1.3 million or 3.6%. The increase relates primarily to the internal ERP upgrade, ramp-up of our operations in Vietnam, some key personnel hires and accrued bonuses.
The June quarter non-GAAP R&D expense was $22.1 million, up $0.6 million sequentially, while the non-GAAP SG&A expense was $15.0 million, up $0.7 million sequentially. I will pause here to mention that we are expecting, as the year progresses, to receive somewhere between $2 and $3 million of NRE from our customers. In fact, we had $250,000 last quarter. We expect these to be in OpEx offset, but the accounting rules for this are complex, and it will be either an OpEx offset or revenue. We will advise accordingly. The other reason for mentioning this is that we may incur OpEx in a different quarter than the quarter the credit is received. This may cause a bit more variability in our OpEx than we have had historically. In other words, we could have expenses in one quarter, for which we don’t receive an offset until one or two quarters later. Nonetheless, getting these NRE credits is a good thing, and clearly indicates the high regard that our customers have for our technology. This number excludes the impact of $3.4 million of other than temporary impaired charges that we took on certain securities we’ve in our investment portfolio. Unless market conditions continue to deteriorate further, we do not expect to have any additional charges relating to our investment portfolio. However at this time, we cannot predict if there will be any additional impairment to our cash portfolio.
The share count for EPS purposes was 65.1 million shares. We are expecting the September share count for EPS purposes to continue to be in the range of 65 to 66 million shares.
In terms of OpEx guidance, for the second quarter, we are expecting expenses to go up slightly to the $37.5 to $38.5 million level, as we continue to accrue for bonuses and additional head count and the incurrence of expenses in advance of NRE credits.
Interest income is expected to be $1.9 to $2.1 million, reflecting lower returns due to depressed market conditions, offset by an increase in our cash balances.
Our tax rate continues to be projected at 3% for the next several quarters.
Overall, relative to the Street models, we have essentially accelerated our revenue and EPS projections by one quarter or more.
Turning to the balance sheet, our cash and investments totaled $199.6 million at the end of the quarter. This includes approximately $5 million of investments that are shown as non-current assets on the balance sheet. This is up $4.8 million from the end of the fourth quarter.
We generated $11.1 million of cash from operations and used approximately $3.5 million for capital expenditures. You can refer to our cash flow statement in the earnings release for more information.
Our working capital is in excess of $222 million and we have no long-term debt.

DSO’s remain flat at 36 days. We expect future DSO to range from 36 to 40 days.
Net inventories were $33.9 million, down approximately $4 million from the prior quarter, and inventory turns were 3.7 compared to 3.4 last quarter. We expect inventory turns to continue to improve and are targeting to be around 4 turns by the end of the fiscal year 2009.
I will also comment that distributor inventories were down in dollars for the non-storage portion of our business.
Capital expenditures for the quarter were $3.5 million and capital depreciation was $1.7 million. The increase was related primarily to some investments in computer hardware and software in ramping up the design center in Vietnam and system upgrades in the U.S.
Turning to GAAP, as you know our non-GAAP financials exclude certain items required by GAAP, such as amortization or impairment of purchased intangibles and goodwill, stock-based compensation expenses and restructuring charges. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods.
Our net loss on a GAAP basis was $5.2 million versus a net loss of $86.3 million last quarter. The difference in our first quarter GAAP net loss of $5.2 million and our first quarter non-GAAP net income of $7.7 million is a delta of $12.9 million. The $12.9 million is primarily comprised of; one, net restructuring benefits of $0.3 million; two, $3.4 million relating to an other than temporary impairment charge relating to certain securities in our investment portfolio; three, $3.2 million of stock-based compensation and four, $5.9 million of amortization of purchased intangibles.
I will point out that only the last two items, the stock-based compensation charges and the amortization of purchased intangibles are reoccurring and can be expected to recur in subsequent quarters. The other items may not repeat in the September quarter.
Looking forward to the second quarter, we can expect certain non-GAAP charges such as the $5.9 million of amortization of purchased intangibles and an estimated $2.5 to $3 million of stock-based compensation. A complete reconciliation between GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website.
Please note, that there is no reconciliation for forward looking non-GAAP measures. I will also point out that in June the U.S. District Court for the Northern district of California entered a final judgment, approving our settlement, in the stock option related shareholder derivative lawsuit. A similar case pending in state court was dismissed in February. Also, as we’ve previously reported, the SEC and DOJ have both closed their investigations of the company. Therefore we’re happy to report that in the September quarter, we’ll be free of all stock option related investigation and litigation.
That concludes my remarks and I’ll now turn the call back to Kambiz.
Kambiz Hooshmand, Chief Executive Officer and President

Thanks Bob. Overall, near-term market conditions remain uncertain. While we’ve had strong demand for our transport products for three quarters, I will remind you that carrier deployment can be lumpy.
We are seeing some softness in the order patterns from some of our large telecom customers, as confirmed in their recent earnings calls. We also continue to be concerned about the macroeconomic conditions.

We are guiding revenues to be up 3.5% to 5.5% including IP revenues for the September quarter. Our product cycles, business fundamentals and general business conditions continue to improve nicely. The fundamental drivers for each one of our businesses remain unchanged.
Transport is driven by the transition to 10 gig Ethernet and 100 gig in the data center and carrier central office and the corresponding transition to OTN from SONET.
In the processor business, energy cost and power dissipation in the data center and carrier central office have emerged as a key decision factor. Our packet processors lead in power dissipation, our newest high performance gigahertz processors pack performance while not compromising on power.
In storage, the internet data center continues to add mass storage in the form of serial technologies SATA and SAS. Our product traction in SAS is gaining momentum and the transition from parallel SCSI to SAS continues.
The next generation Internet data center and carrier central office needs higher speed 10 gig Ethernet followed by 100 gig and very low power multi-gigahertz packet processors. AMCC is delivering these products and will emerge as a leader in this space.
Now let me turn the call back to Bob for Q&A. Bob?
Robert G. Gargus, Senior Vice President and Chief Financial Officer

Thank you, Kambiz. This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER SECTION
Operator: Thank you Mr. Gargus. [Operator Instructions] We will take our first question today from Jim Schneider, Goldman Sachs.
<Q — James Schneider>: Good afternoon and thanks for taking my question. I guess, first of all, Kambiz, on the geographic front, what do you see from your different comms customers during the quarter, if you could just still go through that a little bit?
<A — Kambiz Hooshmand>: We actually saw strength in North America in the June quarter. We saw strength in Asia. So overall for transport, this was a — for the comms market this was a pretty strong quarter. As I mentioned in the prepared remarks we do see some softness right now. And I think that softness is pretty much across the board, some of it is relative to specific build-outs that are going through a transition phase. For example, there is a build-out in India that has — the first phase of it has completed and the second phase will begin sometime in the near future. So overall we don’t see a macro pattern, but specific carrier customers having specific build-out requirements but we have seen some weakness in the past few weeks in our telecom business.
<Q — James Schneider>: Fair enough and is it fair to say given those comments that linearity worsened coming into the end of the quarter and in July?
<A — Kambiz Hooshmand>: Linearity did not worsen at all in the June quarter, the softness that we see is more in the July timeframe, what we’ve seen so far in July.
<Q — James Schneider>: Fair enough. And then with respect to the guidance, could you just clarify the amount of IP revenues you anticipate recognizing in the September quarter? And then I think you talked about in your 8-K that that’ll be about $3 million and can you confirm a midpoint for guidance, is that roughly flat excluding IP revenues?
<A — Kambiz Hooshmand>: Yes, we expect to see $3 million of revenue for the September quarter, and we’re roughly flat to up 1 million in absolute dollars for the quarter.
<A — Robert Gargus>: Yeah, if you take the midpoint of the guidance, it’d probably be around $74.5 million, excluding the IP revenue, and that’s exactly where the Street models were previously.
<Q — James Schneider>: Fair enough, and then just lastly, could you comment on your backlog position and whether that grew in the quarter?
<A — Robert Gargus>: So we will only comment that our book-to-bill was positive.
<Q — James Schneider>: Great, thanks very much.
Operator: Next, we’ll hear from Allan Mishan, Oppenheimer & Company [Oppenheimer & Co. Inc.].
<Q — Allan Mishan>: Hey guys you gave the outlook for the storage business. What are you expecting for processor and for transport?
<A — Robert Gargus>: So Allan this is Bob. We don’t give out the guidance by individual product families. In this case, we did for storage only, because due to some competitive pressures, there were some pricing changes that occurred in the quarter. We were late in getting those out into the channel. And as a result, some inventory that the channel took didn’t sell through. And we are very sensitive to the channel inventory. So we’ve always — we’ve told you guys whenever there’s a build-up. So we had a little of a build-up, hence the 3 to 6% decline in storage for the quarter. The build-up was only in storage, the ICP channel inventory was actually down in dollars.

<Q — Allan Mishan>: Okay, great. And then can you dig in a little bit more to the increase you saw in gross margin? Your mix, by one business unit to the next, didn’t seem all that favorable. Because I think your processor gross margins are about at corporate. So what exactly drove the increase in gross margin? Not that I’m complaining.
<A — Robert Gargus>: Its individual products, its product types inside the families but also we mentioned last quarter that we had about a point or more of the one-time manufacturing issues. And we told you guys it wouldn’t reoccur in this quarter. So if you remember, we kind of guided you guys to about 57.5%. So we’re about half a point above what we guided you to. Part of that is just maybe, we are a little conservative in the guidance and the other half is nothing significant other than product mix within the families.
<Q — Allan Mishan>: Okay. And then the SFP+ win with the major OEM that you referenced. When would you expect to get meaningful revenues from that?
<A — Kambiz Hooshmand>: In 2009 — and I want to be clear — we said that we’re in a strong contention position for several SFP+ design wins at this OEM, so far gated by the qualification that has now occurred. So I want to be clear that we have not won a — it is not a clear win yet but we’re up for several design wins.
<Q — Allan Mishan>: I see. Thanks for that clarification. Are there other vendors that you’re aware of that are qualified as well competing for design wins at this point?
<A — Kambiz Hooshmand>: There were a total of four vendors in this account vying for this and AMCC and one other vendor are the two that are qualified at this point.
<Q — Allan Mishan>: Okay, great. And then last one from me, the 10 gig KR, can you discuss how much revenue that could be for you this year or is it more in 2009 and how do you expect that to ramp up?
<A — Kambiz Hooshmand>: It could be revenue in December but I would expect most of it to be recognized in 2009. It’s in a blade server application, going into the data center and depending on the success of the customer of their blade server architecture this could be pretty significant volumes for us that would materially increase our Ethernet revenues. This one design win alone is probably one of the largest that we have received so far.
<Q — Allan Mishan>: Okay, thanks very much.
<A — Kambiz Hooshmand>: Thanks.
Operator: Next from Signal Hill, we`ll hear from Sandy Harrison.
<Q — Sandy Harrison>: Yeah, good afternoon guys. How are you?
<A — Kambiz Hooshmand>: Thank you. Good.
<Q — Sandy Harrison>: As far as trying to model now, Bob, as far as IP versus non-IP and its impact on the P&L, you kind of give us a couple of different touch points onto what the September quarter looks like. How would you recommend that we come at this as far as modeling with the changes in sort of your NRE as well as the revenue recognition? What’s a good handle to make sure that we’re all on the same page?
<A — Robert Gargus>: Okay. So for the IP revenue, I think for the rest of this fiscal year, you can assume something approximately in the range of $3 million a quarter. And we’ve told you guys before that, for every $3 we can add to our gross margin line, we consider, not necessarily do, but consider reinvesting $1.50 back into the business and letting the other $1.50 drop to the bottom line. So effectively you could consider half of that 3 million, perhaps going back to OpEx and the other half dropping to the bottom line in terms of your model. And what was the other question, Sandy?
<Q — Sandy Harrison>: Just as far as — you’d said Bob, that on a apples-to-apples basis in the core products your revenues of $74.5, the midpoint of your guidance, where simply the delta of the 3.5 to 5.5 sequential was the addition of the IP revenues?
<A — Robert Gargus>: Well we did $74.1 this quarter,
<Q — Sandy Harrison>: Right.
<A — Robert Gargus>: The midpoint of our guidance would have the product revenues going from the $74.1 to $74.5.
<Q — Sandy Harrison>: Correct.
<A — Robert Gargus>: And then you have the 3 million of IP revenue getting you to $77.5 and I think that’s the midpoint between the 3.5 and 5.5%.
<Q — Sandy Harrison>: Got you. Okay, great. Thanks for that clarification. And then just as far as some of the stuff — other IP opportunities, I mean this obviously sounds like it was one that you could have easily captured. What are some of the — is there a lot or significant amount behind it, in other areas you could capture or is this sort of the first one out of the block and see where it takes you?
<A — Robert Gargus>: So — we’ve always had some IP revenue probably in most quarters but it’s been small. We actually looked at the fact that we had a large number of patents a couple of years ago. And we just didn’t feel like we were monetizing those. So we started pursuing whether or not to license those, whether to try and sell some of the non-core ones. There are also models out there where you can sell them but have profit sharing. There`s a whole slew of models out there. In the end, we got an offer like that we couldn’t refuse on this particular one.
But it also indicated, as we went through that process that this was an area that we were not monetizing properly. So we came up with a program. We won an award for that program. That program is intended to create on an ongoing basis IP revenue. The exact timing of that could be a little bit hard to predict but in a reasonable timeframe, meaning about two years from now, we would expect that, that program could start to generate recurring revenue, so that by the time this program starts to roll off, we would hope to have other programs that would be filling in for it. Hence our assertion that we think IP revenue will become more of a permanent event relative to our revenue stream.
<Q — Sandy Harrison>: Okay, got you. And then Kambiz, I heard, in your prepared remarks, a couple of comments about the importance of lower power and how the carriers just specifically in the data center are demanding that. Is that a change in sort of what the industry has been driving for? And would that have any potential impact for accelerating, upgrading networks not only because of performance but also the power footprint is so much lower on the operating expense line that it doesn’t make sense not to do the upgrade?
<A — Kambiz Hooshmand>: This is a change that’s been in progress for some time, but accelerating now at a more rapid pace. Because as you are putting in higher density racks into the carrier, central office or into the Internet data center you’re just having a very hard time delivering the power to that rack, having a very hard time cooling that rack and also the energy cost’s is going up. So the whole trend is accelerating to the point that I can confidently say today that a lower power processor, a lower power phi, a lower power device will win the design even if it’s more expensive, even if it’s significantly more expensive than a higher power device, because power energy cost and energy dissipation is becoming such a key factor.
So, yes, I think people are going to accelerate their upgrade cycles. And yes, power becomes the number one consideration going forward. And it really plays nicely into our hands because our architecture has always been lower power and we’re going to continue to thrive on that advantage and continue to design to that advantage. Our next generation processor is even lower power.
<Q — Sandy Harrison>: Great, thanks for that.
<A — Kambiz Hooshmand>: Thanks.
Operator: Next we’ll hear from Christian Schwab, Craig-Hallum Capital.
<Q — Christian Schwab>: Great, nice quarter guys.
<A — Kambiz Hooshmand>: Thank you.
<Q — Christian Schwab>: On the PowerPC can you just estimate what you think your market share was actually in ‘07 and kind of update us on your thoughts of where you think that will be exiting ‘08?
<A — Kambiz Hooshmand>: Sure, ‘07 for the PowerPC, we had a pretty difficult quarter, the June quarter of ‘07, so you are talking about calendar ‘07, right?
<Q — Christian Schwab>: Correct.
<A — Kambiz Hooshmand>: So the June quarter of ‘07 was a pretty difficult quarter for us on PowerPC because of the transition that was going on between Nokia, Siemens and other mergers, such large mergers and also the inventory correction that was going on in the distribution channel. So overall in 2007, we think that we probably lost a point or two of share but nothing really significant. Our share is around 11 to 12% in the processor market in 2007. My guess is — and of course it’s too early to call it with any degree of certainty but my guess is in 2008 we’ll gain two to four points of share, but it’s too early to call in 2008.
<A — Robert Gargus>: Yeah Christian, this is Bob. The problem sometimes with market share is the way that Linley and the other people view it is they do it based on revenue dollars. And there is no doubt that our revenue dollars like for processor as well as most of our product families was down in 2007. But if you remember we commented that we didn’t believe we lost sockets that it was an inventory correction and burn-off and some technology transitions. I think everything that we told people would happen has occurred. The V-shape recovery has occurred almost on plan, exactly as we laid out. And so we would expect to not only be back to our share that we were before but add to that as Kambiz indicated.
<A — Kambiz Hooshmand>: And also adding to Bob’s comment, the way different analysts divide the market into embedded versus server processors versus communications processes, is very different. We tend to use IDC’s data more than other people. It’s not that any one analysis is more correct than the other. It’s just we got to stay consistent otherwise the variability between the way the different analysts cut the data is rather large.
<Q — Christian Schwab>: Great. As you look out over the next couple of years now that the Nokia-Siemens mess is kind of behind us, do you think that with your product portfolio that you can continue to gain two points of market share plus or minus over the next few years?

<A — Kambiz Hooshmand>: Correct and I think that with the emphasis on power, with the emphasis on the transition that’s going on in the Internet data center that we can actually accelerate that
<Q — Christian Schwab>: Accelerate it above the two to four points a year or above two.
<A — Kambiz Hooshmand>: Above the two to four points a year.
<Q — Christian Schwab>: Great, thank you.
<A — Kambiz Hooshmand>: Thank you.
Operator: [Operator Instructions]. Next we’ll hear from Sanjay Devgan, Morgan Stanley.
<Q — Sanjay Devgan>: Hey guys. Thanks so much for taking my question. Just wanted to briefly touch on the storage business, in the past you’ve kind of discussed the strategy of trying to go away from the distribution channel eventually entering into the tier-ones, and if that were to happen, you talked about licensing your mature RAID stack to the distribution channel. Just wanted to get your take on how that strategy is progressing and if that per se was not to happen, what your kind of view is for that storage business long term given that essentially you’re kind of reselling a board with your IP as well as your software and your silicon, but you are also selling other silicon on there. So just wanted to get your thoughts long term for that business, assuming how it’s progressing now with your current strategy and what you’re thinking is longer term?
<A — Kambiz Hooshmand>: Sure, our first step in that transition was to introduce our SAS product and make sure that SAS gains traction. We never felt that SATA was the right transition to go from the channel into the tier-one OEMs, because the SATA has been very strong in the channel but really hasn’t had a significant traction in the tier-one market. Tier-one market prior to SAS was sticking to the older parallel technologies namely SCSI. So SAS was the right transition. We introduced the SAS product in September. As we covered with you in our pervious earnings calls we had some interoperability issues, some market timing issues, because this is a market that involves us working with the backplane provider, us working with the disk drive provider. Those interop issues are behind us. We introduced the 4-port SAS this past quarter in June and we reached a very good traction on that.
So the first step is to really get traction on the SAS and then the next step after that is to start penetrating what I call the tier 1.5 customers, the ones right behind the very big five names, and then start penetrating the big names. So I think we’re on track with maybe about a three month delay caused by the interop issues that, in hindsight, should not have been too unexpected, given the complexity of this technology. And we’re already working on our SAS 6 gig technology, which is really something that will take off in 2009.
<A — Robert Gargus>: And Sanjay, this is Bob, in some ways the storage roadmaps have defined technologies, like 3 gig goes to 6 gig and that, and in some ways, as the speeds go up, we actually think it starts to favor more and more of the technology and strengths that we have. So as this goes to 6 gig and beyond, we would expect our product portfolio to strengthen even more.
<A — Kambiz Hooshmand>: I’ll build on what Bob said in terms of what we have in the optical space is very high speed connectivity technology on 10 gig, SAS transitions from 3 gig to 6 gig on to 12 gig, we can use our optical technologies from our transport product line to really put more pressure on our competitors who don’t have that technology and really deliver an end-to-end solution. So we’re obviously working on those kinds of things and this is a multi-year roadmap that we are looking at. So pretty optimistic. There is about a three months delay there, three to four months that we suffered because of the interop issues.

<Q — Sanjay Devgan>: That’s very helpful, thank you very much.
<A — Kambiz Hooshmand>: Thank you.
Operator: [Operator Instructions]. Next we will hear Brian Thonn, Kingdom Ridge Capital.
<Q>: Good afternoon guys, thanks for taking my call. A few questions for you, first off, Kambiz, I think you said we should consider the IP revenue stream as being kind of a permanent fixture going forward. I mean obviously we’ve got some visibility here with the Qualcomm.
<A — Kambiz Hooshmand>: Hello?
Operator: Just one moment.
<A — Kambiz Hooshmand>: Okay.
<Q>: Qualcomm, [inaudible] thing that we hear will it be kind of sporadic things popping in or should we — are there other Qualcomm-esque type things that could be landed in the relatively near future?
Operator: I apologize about the interruption Mr. Thonn. Can you restate your question? You were interrupted.
<Q>: I’ll do it a little more concisely. Bob, or Kambiz, should we be expecting on the IP revenue, should this be coming in more deals like Qualcomm or should they be more a little onesy-twosy type things that over time accumulate?
<A — Kambiz Hooshmand>: We want to build a very strong patent portfolio and today we’re filing an accelerated rate of patents each quarter. So over the past couple of years, we’ve been filing faster and faster patents each quarter and it’s picking up steam. We want to use that patent portfolio to create innovative products and then turn around and cross-license and sell some of the patents that over time are not correlated to our main business.
Right now, I would answer you Brian by saying that we don’t have something that’s imminent in terms of another deal similar to what we just announced but certainly we’re confident that as this revenue stream, which is a $3 million revenue stream over 11 quarters, materializes, we are working on additional ideas similar to this one where we will build this into “permanent stream” meaning we can count on this being there, long term.
<Q>: And for modeling purposes, we should just assume this comes through at basically 100% gross margin?
<A — Robert Gargus>: It will come through at 100% gross margin but there will be some additional OpEx cost, not only for the reinvestment in the business but the IP program we mentioned, will cost a couple of more lawyers here and there so to speak to do it properly.
<A — Kambiz Hooshmand>: And engineers too. So essentially what Bob is saying, assume 100% gross margin, but that approximately half of the revenue will go — get back invested into the IP program itself.
<Q>: Right and that’s captured in the OpEx guidance?
<A — Kambiz Hooshmand>: That will be captured in the OpEx guidance, correct.

<Q>: Great, and when you gave the gross margin guidance, Bob I think you said it was 57.5% and that’s without Qualcomm, so we add the IP gross margins on top of that, then?
<A — Robert Gargus>: That is correct.
<Q>: Okay and on the NRE that’s something obviously you guys haven’t had before quite sometime. What was the origin of people coming to you and agreeing to pay the NRE?
<A — Kambiz Hooshmand>: We have some advanced technology in processing noise at high speed and in processing and framing circuits at high speed and since the network, as I mentioned, is growing at 50 to 150% of bandwidth each year and the speeds are going from 1 gig to 10 gig on to 100 gig people have recognized that and are coming to us with ideas of things that they want us to implement. And because we have the fundamental IP to do that they recognize that we’re pretty much the only ones that can do some of this work. So they are actually giving us NRE to entice us to move forward on this and create some exclusivity and some special arrangements with them.
<Q>: Does this represent one person paying you — just one of your customers and we can maybe hope for more customers doing that or is this pretty much as good as it’s going to get.
<A — Robert Gargus>: There are several customers involved in this.
<A — Kambiz Hooshmand>: There are several customers that have expressed interest in moving forward with this technology and last quarter we received NRE from one customer that we are working on more.
<Q>: And finally on the inventory, obviously the inventories came down this quarter. And Bob, I think you said that — you mentioned about the channel inventories, obviously is a point of concern. What were the aggregate channel inventories for the quarter that was closed?
<A — Robert Gargus>: So typically when we’ve had this call Brian, we’ve never really talked about the storage channel inventories. We’ve talked about the ICP channel inventory because, if you remember back going about four quarters ago, that’s when it peaked like in Q3 of last year. It’s come down for the last three quarters or the last two quarters. It was actually down in share dollars here in the June quarter.
Now on the storage side, like I said, we initiated some pricing changes if you want within the channel. The channel did take a little bit more inventory that didn’t sell through in the month of June. So our best feel for that is somewhere around a half a million to three quarters of million built up in the RAID controller board part of the channel inventory.
<A — Kambiz Hooshmand>: So to summarize Brian in the chip business, Bob referred to it as ICP that’s our internal term and may not be familiar with everybody on the call, in the chip portion of our business, the inventories in the distribution came down again. So the notion out there that inventories went up, is absolutely false. The inventories came down again.
In the RAID portion of our business, the inventories have been pretty stable for a long time. This quarter we’re being transparent with you, the investors, that it went up somewhere around half a million to 0.75 to three quarters of a million dollars of inventory in the channel for the RAID.
<Q>: But in aggregate then?
<A — Kambiz Hooshmand>: In aggregate...
<A — Robert Gargus>: In aggregate it’s pretty close to flat, might be up a few hundred thousand, but not much more than that.

<Q>: Very good, thank you.
<A — Robert Gargus>: I also may comment that the total sellout from distribution was up. So even if the inventory went up a few hundred thousand dollars in days of inventory on hand, it would be down.
<Q>: Right, thanks a lot.
<A — Kambiz Hooshmand>: Thank you Brian.
Operator: We’ll take a follow-up question from Allan Mishan, Oppenheimer & Company [Oppenheimer & Co. Inc.].
<Q — Allan Mishan>: Hey guys, just a housekeeping issue. When you dispended the non-focus segment, what went into the processor category?
<A — Robert Gargus>: There really was very little.
<A — Kambiz Hooshmand>: About very little, right.
<A — Robert Gargus>: Yeah. I mean it would be measured maybe in 100 or 200,000. Almost all the non-focus was transferred. None was storage, very, very little was in the processor side; almost all of it was transport.
<Q — Allan Mishan>: Okay, because I was just looking back at my notes for the March quarter, and it just looked like it was close to $2 million that went into the processor but I can go back and check.
<A — Robert Gargus>: I’ll do the check too and I’m sure we’ll be talking Allan. So, I’ll see if I can get the specifics on that before I talk to you.
<Q — Allan Mishan>: Okay great. Thanks.
Operator: I think there are no further questions at this time, Mr. Gargus I’ll turn the conference back over to you for any additional or closing comments.
Robert G. Gargus, Senior Vice President and Chief Financial Officer

Well, we’d like to thank all of you for your participation today. There will be an audio replay of this call available in the Investors Relations section of our website. You can also access the audio replay of this conference call by calling 719-457-0820 and entering the reservation number 9506474.
We will also file a copy of this transcript and an 8-K with the SEC in a few days. Please feel free to call me if you have any additional questions. Again thank you for your participation on the call today and have a nice evening.
Kambiz Hooshmand, Chief Executive Officer and President

Thank you.
Operator: Once again that does conclude today’s conference. We thank you all for joining us.